Lawson Products Reports Third Quarter 2016 Results

Posts net income of $1.8 million, $0.20 per diluted share

CHICAGO, October 20, 2016 - Lawson Products, Inc. (NASDAQ:LAWS) (“Lawson” or the "Company"), a distributor of products and services to the MRO marketplace, today announced results for the third quarter ended September 30, 2016.

Third Quarter Highlights

•	Net sales of $70.2 million, up sequentially 1.2% over the second quarter and equal to a year ago

•
Net income of $1.8 million, or $0.20 per diluted share, for the third quarter compared to $0.2 million in the second quarter and $2.4 million a year ago reflecting the cost of the additional sales representatives

•	Generated net cash of $2.0 million for the quarter with no outstanding borrowings and $10.7 million of available cash

“Our sales and profitability improved sequentially over the second quarter, but continued to be negatively affected by the ongoing slower industrial activity impacting the MRO marketplace and the decreased demand from the oil and gas industry," said Michael DeCata, president and chief executive officer. “Despite the ongoing economic challenges, we improved performance in the third quarter while continuing to invest in the Company.

“Through the end of the third quarter, our sales force remains strong at 1,006 sales representatives, and we added 69 net new sales reps and successfully integrated two acquisitions. As expected, costs from increasing the number of sales reps over the past year has a short-term negative impact on our operating income as they build out their sales territories. Following the acceleration in the size of our sales force in the first two quarters of 2016, we purposely moderated the rate of hiring in the third quarter. As planned, the pace of sales rep growth will be slower in the near future as we increase our efforts on providing training and support for our expanded sales force to enhance their productivity.”

Third Quarter Results

Net sales were $70.2 million for both the third quarter of 2016 and 2015. Average daily sales were flat at $1.097 million as compared to the previous year quarter; however, increased from $1.084 million in the second quarter of 2016. Excluding the impact of oil and gas customers, sales increased 1.1% compared to a year ago quarter (See reconciliation in Table 1). Sales generated from the addition of new sales representatives year-over-year and continued growth in our Kent Automotive and Government businesses were offset by the continued slow-down in the MRO marketplace and weaker demand from customers operating in the oil and gas industry.

Gross profit as a percentage of sales was 60.6% in the third quarter of 2016, compared to 61.7% in the third quarter of 2015. While product margin remained consistent versus a year ago, gross profit percentage declined primarily as a result of increased net freight expense, a non-recurring Canadian inventory transfer tax and lower vendor rebates on decreased inventory purchases.

Selling expenses increased to $23.6 million in the third quarter of 2016 from $22.2 million in the prior year quarter and were 33.6% as a percent of sales compared to 31.7% in 2015. This increase was primarily due to costs associated with adding more sales representatives over the past year. General and administrative expenses decreased to $16.6 million in the third quarter of 2016 from $18.3 million in the prior year quarter reflecting lower stock-based and performance-based compensation expenses, and our continuing efforts to control costs, which were partially offset by an increase in health insurance costs.

Operating income in the third quarter of 2016 was $2.4 million compared to $2.8 million a year ago and breakeven in the second quarter. Excluding stock-based compensation and severance expenses, adjusted non-GAAP operating income was $2.1 million in the third quarter of 2016 compared to $3.2 million a year ago and $687,000 in the second quarter of 2016 (See reconciliation in Table 2). The decrease from a year ago was primarily driven by lower gross margins and increased selling expenses, partially offset by lower performance-based compensation.

Net income for the third quarter of 2016 was $1.8 million, or $0.20 per diluted share, as compared to net income of $2.4 million, or $0.27 per diluted share, for the same period a year ago and $0.02 in the immediately preceding quarter.

Lawson ended the third quarter in a net cash position of $10.7 million, an improvement of $2.0 million for the quarter which was driven by income from operations and improved working capital management. During the quarter the Company amended its credit facility to extend the due date to August 2020, increase its borrowing base, eliminate certain financial covenants and reduce its fees on the unused portion of the facility. At September 30, the Company had no borrowings under its line of credit and had borrowing capacity of $34.8 million.

"Our established growth strategy remains in place. With our scalable infrastructure, solid rep base, strong cash position and available line of credit we have established the foundation needed for future growth. We will continue to explore meaningful acquisition opportunities that fit our business model and emphasize sales rep productivity through additional training and support. We are positioned for future growth through leveraging our expanded sales rep base and identifying future acquisitions,” concluded Mr. DeCata.

Conference Call

Lawson Products, Inc., will conduct a conference call with investors to discuss third quarter 2016 results at 9:00 a.m. Eastern Time on October 20, 2016. The conference call is available by direct dial at 1-866-932-0173 in the U.S. or 1-785-424-1630 from outside of the U.S. A replay of the conference call will be available approximately two hours after completion of the call through November 30, 2016. Callers can access the replay by dialing 1-877-481-4010 in the U.S. or 1-919-882-2331 outside the U.S. The PIN access number for the replay is 10092#. A streaming audio of the call and an archived replay will also be available on the investor relations page of Lawson's website through November 30, 2016.

About Lawson Products, Inc.

Founded in 1952, Lawson Products (NASDAQ: LAWS) is an industrial distributor of maintenance and repair products. Lawson carries a comprehensive line of products and provides inventory management services to the industrial, commercial, institutional and government maintenance, repair and operations (MRO) market. With five strategically located distribution centers in North America, Lawson ships to customers in all 50 states, Puerto Rico, Canada, Mexico and the Caribbean. Under its Kent Automotive brand, the Company supplies products to collision and mechanical repair shops as well as automotive OEMs. For additional information, please visit https://www.lawsonproducts.com or https://www.kent-automotive.com.

This Release contains certain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 that involve risks and uncertainties. The terms "may," "should," "could," "anticipate," "believe," "continues," "estimate," "expect," "intend," "objective," "plan," "potential," "project" and similar expressions are intended to identify forward-looking statements. These statements are not guarantees of future performance and involve risks, uncertainties and assumptions that are difficult to predict. These statements are based on management's current expectations, intentions or beliefs and are subject to a number of factors, assumptions and uncertainties that could cause or contribute to such differences or that might otherwise impact the business and include the risk factors set forth in Item 1A of the December 31, 2015, Form 10-K filed on February 18, 2016. The Company undertakes no obligation to update any such factor or to publicly announce the results of any revisions to any forward-looking statements whether as a result of new information, future events or otherwise.

-TABLES FOLLOW-

Lawson Products, Inc.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except per share data)
(Unaudited)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2016	2015	2016	2015

Net sales	$70,199	$70,243	$209,258	$210,873
Cost of goods sold	27,626	26,901	81,700	80,840
Gross profit	42,573	43,342	127,558	130,033

Operating expenses:
Selling expenses	23,568	22,240	69,525	68,590
General & administrative expenses	16,616	18,292	54,446	56,337
Operating expenses	40,184	40,532	123,971	124,927

Operating income	2,389	2,810	3,587	5,106

Interest expense	(167)	(131)	(486)	(409)
Other income (expense), net	66	(1)	439	(210)

Net income before income taxes	2,288	2,678	3,540	4,487
Income tax expense	463	248	526	502

Net income	$1,825	$2,430	$3,014	$3,985

Basic income per share of common stock	$0.21	$0.28	$0.34	$0.46

Diluted income per share of common stock	$0.20	$0.27	$0.34	$0.45

Lawson Products, Inc.
Condensed Consolidated Balance Sheets
(Dollars in thousands, except per share data)
(Unaudited)

	September 30,	December 31,
	2016	2015

ASSETS
Current assets:
Cash and cash equivalents	$10,657	$10,765
Restricted cash	800	800
Accounts receivable, less allowance for doubtful accounts	31,637	27,231
Inventories, net	41,347	44,095
Miscellaneous receivables and prepaid expenses	4,292	3,667
Total current assets	88,733	86,558

Property, plant and equipment, net	31,989	35,487
Cash value of life insurance	9,985	10,245
Goodwill	2,074	319
Deferred income taxes	51	51
Other assets	1,024	434
Total assets	$133,856	$133,094

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Revolving line of credit	$—	$925
Accounts payable	11,340	9,370
Accrued expenses and other liabilities	21,378	26,048
Total current liabilities	32,718	36,343

Security bonus plan	14,321	14,641
Financing lease obligation	7,812	8,539
Deferred compensation	4,832	4,626
Deferred rent liability	3,803	3,912
Other liabilities	4,430	3,769
Total liabilities	67,916	71,830

Stockholders’ equity:
Preferred stock, $1 par value:
Authorized - 500,000 shares, issued and outstanding — None	—	—
Common stock, $1 par value:
Authorized - 35,000,000 shares Issued - 8,824,385 and 8,796,264 shares, respectively Outstanding - 8,798,273 and 8,771,120 shares, respectively	8,824	8,796
Capital in excess of par value	10,765	9,877
Retained earnings	46,586	43,572
Treasury stock – 26,112 and 25,144 shares, respectively	(533)	(515)
Accumulated other comprehensive income	298	(466)
Total stockholders’ equity	65,940	61,264
Total liabilities and stockholders’ equity	$133,856	$133,094

LAWSON PRODUCTS, INC.
REGULATION G GAAP RECONCILIATIONS
The Company reports its financial results in accordance with U.S. generally accepted accounting principles (GAAP). However, the Company's management believes that certain non-GAAP financial measures may provide users of this financial information with additional meaningful comparisons between current results and results in prior operating periods. Management believes that these non-GAAP financial measures can provide additional meaningful reflection of underlying trends of the business because they provide a comparison of historical information that excludes certain non-operational items that impact the overall comparability. See Tables below for supplemental financial data and corresponding reconciliations to GAAP financial measures for the three and nine months ended September 30, 2016 and 2015 and the three months ended June 30, 2016. Non-GAAP financial measures should be viewed in addition to, and not as an alternative for, the Company's reported results prepared in accordance with GAAP.

TABLE 1 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP NET SALES
(Amounts in thousands)
(Unaudited)

	Three Months Ended September 30,		Nine Month Ended September 30,
	2016	2015	2016	2015

Net sales, as reported per GAAP	$70,199	$70,243	$209,258	$210,873

Decrease in direct sales to oil and gas customers (1)	824	—	2,622	—
Impact of Canadian exchange rate	6	—	835	—
Adjusted non-GAAP net sales	$71,029	$70,243	$212,715	$210,873

Percentage increase in non-GAAP net sales	1.1%		0.9%

(1)
The Company views the decrease in oil prices worldwide, and the related impact on its oil and gas customers, as an event that has significantly impacted the historical comparability of its sales results. The amount reflected in the three and nine month periods ending September 30, 2016 represents the net sales decrease between the current period as compared to the prior period to direct oil and gas customers as defined by Standard Industry Classification ("SIC") codes

TABLE 2 - RECONCILIATION OF GAAP TO ADJUSTED NON-GAAP OPERATING INCOME
(Amounts in thousands)
(Unaudited)

	Three Months Ended
	September 30, 2016	June 30, 2016	September 30, 2015

Operating income, as reported per GAAP	$2,389	$29	$2,810

Stock-based compensation (1)	(630)	515	(30)

Severance expense	367	143	372

Adjusted non-GAAP operating income	$2,126	$687	$3,152

(1)    Expense for non-cash stock-based compensation, of which a portion varies with the Company's stock price

LAWSON PRODUCTS, INC.
TABLE 3 - QUARTERLY RESULTS (UNAUDITED)

	(Dollars in thousands)
	Three Months Ended
	Sep. 30, 2016	Jun. 30, 2016	Mar. 31, 2016	Dec. 31, 2015	Sep. 30, 2015

Number of business days	64	64	64	61	64

Average daily net sales	$1,097	$1,084	$1,089	$1,065	$1,098
Sequential quarter increase (decrease)	1.2%	(0.5)%	2.3%	(3.0)%	(0.6)%

Average active sales rep. count (1)	1,007	981	949	931	917
Period-end active sales rep. count	1,006	1,020	960	937	925

Sales per rep. per day	$1.089	$1.105	$1.148	$1.144	$1.197
Sequential quarter increase (decrease)	(1.4)%	(3.7)%	0.3%	(4.4)%	(1.2)%

Net sales	$70,199	$69,348	$69,711	$64,961	$70,243
Gross profit	42,573	42,526	42,459	39,091	43,342

Gross profit percentage	60.6%	61.3%	60.9%	60.2%	61.7%

Operating expenses
Selling, general & administrative expenses	$40,184	$42,497	$41,290	$41,145	$40,532
Other expenses, net (2)	—	—	—	931	—
	40,184	42,497	41,290	42,076	40,532

Operating income (loss)	$2,389	$29	$1,169	$(2,985)	$2,810

(1)	Average active sales representative count represents the average of the month-end sales representative counts.

(2)	The three months ended December 31, 2015 includes $0.9 million related to estimated future remediation of an environmental matter at the Decatur, Alabama facility.

Contact

Investor Relations:
Lawson Products, Inc.
Ronald J. Knutson
Executive Vice President and Chief Financial Officer
773-304-5665